SOUTHWEST  GEORGIA  FINANCIAL  CORPORATION





                            March 15, 1998


Dear Fellow Shareholder:

        The Annual Meeting of the Shareholders of Southwest Georgia Financial Corporation will be held on Tuesday, April 28, 1998 in Wright Auditorium at the Colquitt County Arts Center, Moultrie, Georgia at 4:30 P.M. for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

        Again this year, we will have a special drawing for share-holders who attend the meeting. We will give away four $500.00 savings bonds - you must be present to win and you must be a shareholder of Southwest Georgia Bank and Southwest Georgia Financial Corporation (Directors, Officers, and Staff of Southwest Georgia Bank and Southwest Georgia Financial Corporation and their immediate families are not eligible to participate in the drawing).*

        In order to ensure that your shares are voted at the meeting, please complete, date, sign, and return the Proxy in the enclosed postage-paid envelope at your earliest convenience. Every shareholder's vote is important, no matter how many shares you own.

        We encourage you to attend this Annual Meeting of the Shareholders and join us in the gallery immediately following the meeting for refreshments. We look forward to your continued support and another good year in 1998.

                         Very truly yours,



                         JOHN H. CLARK
                         Vice Chairman and Chief Executive Officer





* Immediate family is considered to be husband, wife, and children living at home.

              SOUTHWEST  GEORGIA  FINANCIAL  CORPORATION
                             P.O. Box 3488
                        201 First Street, S.E.
                        Moultrie, Georgia 31768

             NOTICE  OF  ANNUAL  MEETING  OF  SHAREHOLDERS
                      To Be Held on April 28, 1998



The annual meeting of shareholders of Southwest Georgia Financial Corporation ("the Company") will be held on Tuesday, April 28, 1998, at 4:30 p.m. at the Colquitt County Arts Center, 401 Seventh Avenue, S.W., Moultrie, Georgia, for the purposes of considering and voting upon:

   1. The election of twelve directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified; and

   2. Such other matters as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 9, 1998, will be entitled to notice of and to vote at the meeting or any adjournment thereof.

A Proxy Statement and a Proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the Proxy promptly in the enclosed business reply envelope. If you attend the meeting you may, if you wish, withdraw your Proxy and vote in person.

Also enclosed is the Company's 1997 Annual Report to Shareholders, which contains financial data and other information about the Company.

                           By Order of the Board of Directors,



                           JOHN H. CLARK
                           Vice Chairman and Chief Executive Officer

March 27, 1998

PLEASE  COMPLETE  AND  RETURN  THE  ENCLOSED  PROXY  PROMPTLY  IN
THE ENCLOSED SELF-ADDRESSED  ENVELOPE.

               SOUTHWEST  GEORGIA  FINANCIAL  CORPORATION
                              P.O. Box 3488
                         201 First Street, S.E.
                         Moultrie, Georgia 31768

                            PROXY  STATEMENT

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Southwest Georgia Financial Corporation (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on April 28, 1998, and any adjournment thereof, for the purposes set forth in the accompanying notice of the meeting. The expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. Copies of solicitation materials may be furnished to banks, brokerage houses, and other custodians, nominees, and fiduciaries for forwarding to beneficial owners of shares of the Company's Common Stock, and normal handling charges may be paid for such forwarding service. In addition to solicitations by mail, directors and regular employees of the Company may solicit Proxies in person or by telephone. It is anticipated that this Proxy Statement and the accompanying Proxy will first be mailed to shareholders on March 27, 1998.

The record of shareholders entitled to vote at the Annual Meeting of Shareholders was taken as of the close of business on March 9, 1998. On that date, the Company had outstanding and entitled to vote 2,563,856 shares of Common Stock, par value $1.00 per share.

Any Proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his or her election to vote in person, without compliance with any other formalities. In addition, any Proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering a signed writing revoking it or a duly executed Proxy bearing a later date to the Secretary of the Company at Southwest Georgia Financial Corporation, P.O. Box 3488, Moultrie, Georgia 31776-3488. If the Proxy is properly completed and returned by the shareholder and is not revoked, it will be voted at the meeting in the manner specified thereon. If the Proxy is returned but no choice is specified thereon, it will be voted for all the persons named below under the caption "Information about Nominees for Director". The Company will furnish without charge a copy of its Annual Report on Form
10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 1997, including financial statements and schedules, to any record or any beneficial owner of its Common Stock as of March 9, 1998, who requests a copy of such report. Any request for the Form 10-K report should be in writing addressed to:

                           Mr. George R. Kirkland
                           Southwest Georgia Financial Corporation
                           P.O. Box 3488
                           Moultrie, Georgia 31776-3488

If the person requesting the report was not a shareholder of record on March 9, 1998, the request must include a representation that the person was a beneficial owner of Common Stock on that date. Copies of any exhibits to the Form 10-K will also be furnished on request and upon the payment of the Company's expense in furnishing the exhibits.

VOTING  SECURITIES  AND  PRINCIPAL  HOLDERS

The following table sets forth as of March 1, 1998, beneficial ownership of the Company's Common Stock by each "person" (as that term is defined by the Securities and Exchange Commission) known by the Company to be the beneficial owner of more than 5% of the Company's voting securities and by all directors and officers of the Company as a group.

Name And Address of                        Number of Shares
 Beneficial Owner                         Owned Beneficially        Percent of Class
Leo T. Barber, Jr.                           480,019  (1)                 18.72%
617 Third Street, S.W.
Moultrie, Georgia 31768

Albert W. Barber                             461,062  (1,2,3)             17.98%
118 Dogwood Circle
P.O. Box 627
Moultrie, Georgia 31768

The Employee Stock Ownership Plan            469,997                      18.33%
and Trust of Southwest Georgia
Financial Corporation
201 First Street, S.E.
Moultrie, Georgia 31768

All Directors and Officers as a Group      1,060,943                      41.38%
(28 persons)

(1) Includes 259,650  shares held by the Louise W. Barber Trust, of which
    Leo T. Barber, Jr., and Albert W. Barber are joint trustees. Also includes 124,840 shares held by the L.T.B., Sr., Trust of which Leo T. Barber, Jr., and Albert W. Barber serve as co-trustees.

(2) Includes 2,600 shares held in the name of Mr. Albert W. Barber's wife, as to which he disclaims beneficial ownership.

(3) Includes 2,000 shares held by the Paul B. Fontenot Trust and 2,000 shares held by the Richard T. Fontenot Trust, of which Albert W. Barber serves as trustee.


NOMINATION  AND  ELECTION  OF  DIRECTORS

The bylaws of the Company provide that the Board of Directors shall consist of not less than five nor more than twenty-five directors. The exact number of directors is currently set at twelve by Board resolution. The number of directors may be increased or decreased within the foregoing range from time to time by the Board of Directors or resolution of the shareholders. The terms of office for directors continue until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until earlier resignation, removal from office, or death.

Each Proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, the Proxy will be voted for the election of the nominees named below to constitute the entire Board of Directors. In the event that any nominee withdraws or for any reason is not able to serve as a director, the Proxy will be voted for such other person as may be designated by the Board of Directors as substitute nominee, but in no event will the Proxy be voted for more than twelve nominees. Management of the Company has no reason to believe that any nominee will not serve if elected. All the nominees are currently directors of the Company.

Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in the election at a meeting at which a quorum is present. A quorum is present when the holders of a majority of the shares outstanding on the record date are present at a meeting in person or by proxy. An abstention would not be considered to be one of the "votes cast" for purposes of the first sentence of this paragraph, but would be included in determining whether a majority of the outstanding shares is represented for determining whether a quorum is present at a meeting.


INFORMATION  ABOUT  NOMINEES  FOR  DIRECTOR

The following information as of March 1, 1998, has been furnished by the respective nominees for Director. Except as otherwise indicated, each nominee has been or was engaged in his present or last principal employment, in the same or a similar position, for more than five years.

                                                                                Number of Shares
                                            Information                        Owned Beneficially
Name (Age)                                 About Nominee                       (Percent of Class)
John H. Clark (60)         Chief Executive Officer and Director of Southwest          88,696
                           Georgia Bank (the "Bank") and the Company.                (3.46%) (1)
                           Mr. Clark was named the Chief Executive
                           Officer and Vice Chairman of the Board for
                           both the Bank and the Company in December
                           1996.  Previously, he has served as President
                           and Director of the Bank since 1978 and
                           President and Director of the Company
                           since 1980.

Cecil W. Alvis (63)        Chief Operating Officer and President of the               26,428
                           Bank and Company.  Mr. Alvis was promoted                 (1.03%) (2)
                           to this position in December 1996, and in 1997
                           he served for the first time as Director of
                           the Bank and Company.   Mr. Alvis has served
                           in various other positions with the Bank and
                           the Company since 1977.

Leo T. Barber, Jr. (75)    A Director of the Bank since 1951 and of                  480,019
                           the Company since 1981, Mr. Leo Barber is                (18.72%) (3)
                           Chairman of the Board of both the Bank and the
                           Company.  He is a general partner of
                           South Georgia Finance Company, a family
                           investment company.  Also, he is President of
                           South Georgia Investment Company, a rental and
                           investment company.
                                  -91-

Albert W. Barber (68)      A Director of the Company and Bank since 1990,            461,062
                           Mr. Albert Barber is a general partner of                (17.98%) (4)
                           South Georgia Finance Company, a family investment
                           company.  Also, he is Vice President and Treasurer
                           of South Georgia Investment Company, a rental and
                           investment company.

Robert M. Duggan (66)      A Director of the Bank since 1980 and of                   36,044
                           the Company since 1981, Mr. Duggan is a                   (1.41%)
                           retired President of Davis Gas Company
                           and is currently self-employed as a tree
                           farmer.

E. J. McLean, Jr. (75)     A Director of the Company since 1981 and of                49,699
                           the Bank since 1980, Mr. McLean is a retired              (1.94%)
                           Vice President and active consultant of McLean
                           Engineering Company, Inc., a consulting
                           engineering firm.

Glenn D. Moon (68)         A Director of the Bank and the Company since                3,802*
                           1995, Mr. Moon is a retired Senior Vice
                           President and Trust Officer of the Bank and
                           the Company.

Richard L. Moss (46)       A Director of the Bank since 1980 and of the               21,049*
                           Company since 1981, Mr. Moss is
                           President of Moss Farms.

Lee C. Redding (51)        A Director of the Bank and the Company since               21,346*
                           1995, Mr. Redding is a dentist and owner
                           of a family dental practice since 1976.

Roy Reeves (38)            A Director of the Bank and the Company since               27,824
                           1991, Mr. Reeves is Secretary-Treasurer of                (1.09%)
                           Kelly-Reeves Furniture Company and managing
                           partner with Reeves Properties, a property
                           rental company.

Jack Short (75)            A Director of the Bank since 1975 and of the               21,331*
                           Company since 1981, Mr. Short is Vice Chairman
                           of the Board of both the Bank and the Company.
                           Also, he is a partner in the law firm of Short
                           and Fowler.

Johnny R. Slocumb (45)     A Director of the Bank and the Company since               28,099
                           1991, Mr. Slocumb is owner of the Slocumb                 (1.10%)
                           Company, a company which offers real estate
                           and insurance services.

   * Less than one percent (1%)

(1) Includes 52,696 shares allocated to the account of Mr. Clark in the Employee Stock Ownership Plan and Trust, over which shares Mr. Clark exercises voting power, 19,305 shares owned of record by Mr. Clark's wife as to which Mr. Clark disclaims beneficial ownership.

(2) Includes 23,628 shares allocated to the account of Mr. Alvis in the Employee Stock Ownership Plan and Trust, over which shares Mr. Alvis exercises voting power.

(3) Includes 259,650 shares owned of record by the Louise W. Barber Trust, of which Mr. Leo T. Barber is co-trustee, 124,840 shares owned of record by the L.T.B., Sr., Trust of which Mr. Barber is co-trustee.

(4) Includes 259,650 shares owned of record by the Louise W. Barber Trust, of which Mr. Albert Barber is co-trustee, 124,840 shares owned by the L.T.B., Sr., Trust of which Mr. Barber is co-trustee, 2,600 shares owned of record by Mr. Barber's wife as to which Mr. Barber disclaims beneficial ownership, 2,000 shares held by the Paul B. Fontenot Trust and 2,000 shares held by the Richard T. Fontenot Trust, of which Mr. Albert W. Barber is trustee.

There are no family relationships between any director, executive officer, or nominee for director of the Company or any of its subsidiaries with the exception of two directors, Leo T. Barber, Jr., and Albert W. Barber, who are brothers.


Meetings and Committees of the Board of Directors


The Board of Directors held 12 regular meetings during 1997. All of the directors attended at least seventy-five percent (75%) of the Board and committee meetings held during their tenure as directors.

The Company has a personnel committee of the Board of Directors. This committee is composed of four members, John H. Clark, Leo T. Barber, Jr., Jack Short, and Cecil W. Alvis. The committee, which recommends compensation levels for the Bank's employees, held five meetings during 1997. The Company has an audit committee of the Board of Directors who is also the standing audit committee for the Bank's Board of Directors. This committee is composed of four members, Albert W. Barber, E.J. McLean, Jr., Richard L. Moss, and Lee C. Redding. The Company has no standing nominating committee of the Board of Directors or committee performing similar functions.


EXECUTIVE  COMPENSATION

The Company did not pay any remuneration to its officers during the year ended December 31, 1997. The following table sets forth the annual and other compensation paid or accrued for each of the last three fiscal years, including directors' fees, for both John H. Clark, who is Vice Chairman of the Board of Directors and Chief Executive Officer of the Company and the Bank, and Cecil W. Alvis, who is Chief Operating Officer and President of the Company and the Bank. No other executiveofficers of the Company were paid $100,000 or more in salary, bonus, and directors' fees during 1997.

Summary Compensation Table


Name and Principal                              Annual Compensation                   All Other
Position During 1997                Year       Salary      Bonus       Other         Compensation
John H. Clark                       1997    $ 157,850    $ 50,000    $ 2,350 (1)    $ 32,106 (2)
Vice Chairman and CEO of the        1996      148,700      50,000      1,800 (1)      28,350
Company and the Bank                1995      143,400      35,000      1,800 (1)      27,750

Cecil W. Alvis                      1997      105,300      11,200          0          18,786 (3)
COO and President of the            1996       80,000      15,000          0          16,356
Company and the Bank (4)            1995       75,000      11,200          0          14,334

(1) Amount represents fair market value of discount on stock purchased under the Company's stock plan (Directors and Officers Stock Purchase Plan) for officers and directors, which allows a participant to receive Common Stock in lieu of salary and directors' fees, up to certain limits, with a value of 150% of the cash compensation foregone by each participant.

(2) Mr. Clark's "other compensation" includes Bank's contributions to defined contribution plan of $24,000, contribution to supplementary retirement plan of $6,000, and premiums for group term life insurance of $2,106.

(3) Mr. Alvis's "other compensation" includes Bank's contribution to defined contribution plan of $16,680 and premiums for group term life insurance of $2,106.

(4) Mr. Alvis served for the first time in 1997 as Chief Operating Officer and President of the Company and Bank.


The Company has never granted restricted stock, options, stock appreciation rights, or similar awards to any of its present or past executive officers.



Pension Plan Table

The following table sets forth the estimated annual benefits payable upon retirement under the Company's Pension Plan (including amounts attributable to the Company's Supplemental Retirement Plan) in the specified compensation and years of service classifications indicated below.

The compensation covered by the Pension Plan includes total annual compensation including bonuses and overtime pay. The portion of compensation, which is considered covered compensation under the Pension Plan for Mr. Clark and Mr. Alvis, equals the annual salary and bonus amounts indicated in the Summary Compensation Table. As of January 1, 1998, the credited full years of service under the Pension Plan for both Mr. Clark and Mr. Alvis were 20 years.

                  Estimated annual normal retirement benefit assuming a
                  straight lifetime annuity and the years of service indicated (3)
Average Annual
Compensation      15 years    20 years    25 years    30 years    35 years
Pension Plan
  $ 100,000       $ 43,964    $ 46,952    $ 49,940    $ 52,928    $ 55,916
  $ 150,000         66,864      71,652      76,440      81,228      86,016
  $ 200,000 (1)     71,444      76,592      81,740      86,888      92,036
  $ 250,000 (1)     71,444      76,592      81,740      86,888      92,036

Supplemental Retirement Plan
  $ 200,000 (2)     18,320      19,760      21,200      22,640      24,080
  $ 250,000 (2)     41,220      44,460      47,700      50,940      54,180

(1) For the year ended December 31, 1997, the maximum covered compensation is limited by federal law at $160,000.

(2) For Mr. Clark, who is covered under the Company's Supplemental Retirement Plan, any excess annual retirement benefit which could not be paid under the Pension Plan because of the federal law limitation described in footnote
    (1) will be payable under the Supplemental Retirement Plan.

(3) The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or other offset amounts.


Compensation of Directors


The Board of Directors of the Bank consists of the same members as the Board of Directors of the Company. In 1997, the Chairman, Vice Chairman, and each Director of the Bank received an annual fee of $8,000, $5,400, and $2,800, respectively, and $100 per Bank's Board meeting attended from January through April and $250 per meeting attended from May through December. Also, each Director of the Bank received $50 per Bank's Board committee meeting attended from January through April and $100 per meeting attended from May through December. The Directors of the Company are not compensated for membership on the Company's Board of Directors. Also, any director who elects to fully participate in the Directors and Officers Stock Purchase Plan can receive up to $3,000 annually from the Bank for the purpose of purchasing the Company's Common Stock.

The Company has established a Key Individual Stock Option Plan which provides for the issuance of options to executive officers and directors of the Company. No options were granted under the plan to any director in 1997. The plan provides for the grant of non-qualified stock options to directors of the Company. The plan will be administered by the Personnel Committee of the Board of Directors.

Employment Contracts and Termination of Employment and Change in Control Arrangements

On December 23, 1997,  the Company amended the employment agreement
(the "Agreement") with John H. Clark, dated November 21, 1989. This amendment extended the term (the "Term") of the Agreement to January 2, 2003, or until the Agreement is earlier terminated, and amended the termination payment schedule. Under the Agreement the Board of Directors of the Bank or Company has discretion to determine Mr. Clark's compensation, based upon the financial successes of and the contribution of Mr. Clark to the Bank and the Company. Benefits of the kind customarily granted to other executives of the Bank and Company, including disability insurance, medical insurance for life, and life insurance, identical to that provided to Mr. Clark at the commencement of the Term, until age 65 and thereafter with life insurance comparable to that provided to retirees at the commencement of the Term, will be granted to Mr. Clark under the Agreement. In determining Mr. Clark's compensation under the Agreement, the Board subjectively considers Mr. Clark's tenure with the Bank and Company and the growth in assets and the results of operations of the Company during Mr. Clark's tenure.

Mr. Clark's employment may be terminated for cause if Mr. Clark violates or breaches any material term of the Agreement, habitually neglects his duties,
or is convicted of a felony.   If Mr. Clark is terminated for cause, the Bank
and the Company will have no further financial obligation to Mr. Clark.

If Mr. Clark's employment terminates for any reason, Mr. Clark agrees not to provide banking services or solicit certain bank customers within certain
geographical limits within five years of such termination.   In consideration
for such non-compete agreement and services rendered, if Mr. Clark's employment is terminated without cause prior to the end of the Term, Mr. Clark will receive a termination payment annually during the remainder of the Term. The amount of such annual payment will depend upon the year of termination and can vary from an annual payment of $115,000 for the remaining six years of the Term to a single payment of $140,000, if Mr. Clark were terminated during the last year of the Term.


 Compensation Committee Interlocks and Insider Participation


The members who served during 1997 on the Personnel Committee which recommends compensation levels for the Company's executives and other employees were Leo T. Barber, Jr., Jack Short, John H. Clark, and Cecil W. Alvis.

During 1997 the Company's Chief Executive Officer, John H. Clark, and the Chief Operating Officer and President, Cecil W. Alvis as members of the Personnel Committee participated in deliberations concerning executive compensation, other than deliberations concerning their own compensation.

The Company employs the law firm of Short & Fowler to provide legal services to the Company and the Bank, which legal services include general legal services, as well as loan closing services. The law firm receives fees for general legal services, as well as fees earned in connection with loan closings, which fees are collected from the persons making the loans from the Bank. Jack Short, a director of the Company and the Bank, is a partner in the law firm. The Company believes the services obtained from the law firm are on terms as favorable to the Company as could have been obtained from unaffiliated parties.

Committee Report on Executive Compensation


The Personnel Committee (the "Committee") of the Board of Directors consists of four members, two outside directors and two executive officers of the Company. The Committee reviews, evaluates, and approves compensation and benefits for all officers and also reviews general policy matters relating to compensation and benefits of the other employees. A role of the executive officers on the Committee is to provide the Committee with competitive information of salaries and other compensation of other financial institutions, review each individual officer's performance, and make recommendations to the Committee for salaries of officers other than themselves.

The Personnel Committee's intent is to maintain the following standards:

    . Attract, motivate, reward, and retain high-performing and dedicated management employees.

    . Balance competitive need, corporate, individual, and business unit performance, and affordability.

    . Provide competitive financial security for executives and dependents in the event of death, disability, or retirement.

Base Salary and Bonus

Executive officer base salary and bonus awards are determined with reference to Company-wide, divisional, and individual performance for the previous fiscal year based on a wide range of measures which includes comparisons with competitors' performance and internal goals set before the start of each fiscal year and by comparison to the level of executive officers' compensation of other financial institutions of comparable size. No relative weights were assigned for these factors. Comparisons with competitors' performance included some but not all of the institutions included in the Independent Bank Index, to which the Company's total return is compared in this Proxy Statement. The Committee believes that the most meaningful performance and pay equity comparisons are made against companies of similar size and similar business interests. In keeping with this belief, the Committee consistently participates in and uses compensation and benefit surveys from the Georgia Bankers Association and the Bank Administration Institute.


Stock Option

Effective March 19, 1997, the Company has established a Key Individual Stock Option Plan which provides for the issuance of options to key employees and directors of the Company. In April 1997, the plan was approved by the Company's shareholders, and it will be effective for ten years. A maximum of 150,000 shares of common stock have been authorized for issuance with respect to options granted under the plan. No options were granted under the plan to any employee or director in 1997. The plan provides for the grant of incentive stock options and non-qualified stock options to key employees and directors of the Company. The plan will be administered by the Personnel Committee of the Board of Directors.

Compensation of Chief Executive Officer

The Chief Executive Officer's base salary and bonus for 1997 were determined with reference to the same measures used for all executive officers of the Company, but the primary measurement is Company-wide performance. The Company exceeded its target goals on all of the Company's performance measures. The Committee believes the returns on assets (ROA) and equity (ROE) are the most appropriate measures for evaluating the Company's results. In 1997, the Company's net income increased over 10 percent from the previous year's net income, the ROA was 1.62 percent, and ROE was 14.37 percent, compared to ROA of 1.51 percent and ROE of 14.46 percent in 1996.

In December 1997, the company amended the employment agreement with Mr. Clark dated November 21, 1989. This amendment extended the term of the employment agreement to January 2, 2003 or until the employment agreement is earlier terminated, and amended the termination payment schedule as described earlier under "Employment Contracts and Termination of Employment and Change in Control Agreement".

In keeping with the Committee's belief that the most meaningful performance and pay equity comparisons are made against companies of similar size and business interests, the Committee consistently uses the Federal Financial Institution Examining Council Peer Group Report. The earnings performance for the Company placed it in the 84th percentile when compared to other similar one-bank holding companies in the peer group.


Leo T. Barber, Jr.              Jack Short


John H. Clark                   Cecil W. Alvis

Performance Graph

The following graph compares the cumulative total shareholder return of the Company's Common Stock with The Carson Medlin Company's Independent Bank Index and the S&P 500 Index. The Independent Bank Index is the compilation of the total return to shareholders over the past five years of a group of 23 independent community banks located in the southeastern states of Florida, Georgia, North Carolina, South Carolina, Tennessee, and Virginia. The comparison assumes $100 was invested January 1, 1992, and that all semi-annual and quarterly dividends were reinvested each period. This comparison takes into consideration changes in stock price, cash dividends, stock dividends, and stock splits.

The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                       SOUTHWEST GEORGIA FINANCIAL CORPORATION
                             Five Year Performance Index
                                         1992   1993    1994    1995    1996    1997
Southwest Georgia Financial Corporation  100     110     127     166     289     334
Independent Bank Index                   100     125     155     208     248     358
S&P 500 Index                            100     110     111     153     189     251

OTHER  MATTERS  RELATING  TO  EXECUTIVE  OFFICERS,  DIRECTORS,
AND  PRINCIPAL  SHAREHOLDERS

The Bank from time to time has had, and expects to have in the future, banking transactions in the ordinary course of business with officers and directors of the Company and their related interests, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such transactions have not involved more than the normal risk of collectibility or presented other unfavorable features. At December 31, 1997, loans to officers, directors, and principal shareholders of the Company and the Bank and to certain of their related interests amounted to $1,170,099.


INFORMATION  CONCERNING  THE  COMPANY'S  ACCOUNTANTS

Draffin & Tucker was the principal independent public accountant for the Company during the year ended December 31, 1997. Representatives of Draffin & Tucker are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. The Company anticipates that Draffin & Tucker will be the Company's accountants for the current fiscal year.


SHAREHOLDER  PROPOSALS

Proposals of shareholders intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by November 26, 1998, in order to be eligible for inclusion in the Company's Proxy Statement and Proxies for that meeting.


OTHER  MATTERS  THAT  MAY  COME  BEFORE  THE  MEETING

Management of the Company knows of no matters other than those stated above that are to be brought before the meeting. If any other matters should be presented for consideration and voting, however, it is the intention of the persons named as proxies in the enclosed Proxy to vote in accordance with their judgment as to what is in the best interest of the Company.


                                 By order of the Board of Directors,




                                 John H. Clark
                                 Vice Chairman and
                                 Chief Executive Officer

March 27, 1998

                               COMMON STOCK
                                    OF
                   SOUTHWEST GEORGIA FINANCIAL CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS.

        The undersigned hereby appoint(s) E. J. McLean, Jr. and John J. Cole, Jr., or either of them with power of substitution to each, as Proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of SOUTHWEST GEORGIA FINANCIAL CORPORATION (the "Company") to be held on April 28, 1998, and any adjournment thereof.

1.      Election of Directors (Please check either A or B)

A.      _____      I (we) grant authority to vote FOR all nominees for
                   director listed below except as marked to the contrary in the space provided:

                   Cecil W. Alvis; Albert W. Barber; Leo T. Barber, Jr.; John H. Clark; Robert M. Duggan; E. J. McLean, Jr.; Glenn D. Moon; Richard L. Moss; Lee C. Redding;
                   Roy H. Reeves; Jack Short; and Johnny R. Slocumb.

                   Instructions: To withhold authority to vote for any of the individual nominees listed above, write the name(s) of the nominee(s) on the lines provided below.

                   ___________________________________________________________

                   ___________________________________________________________


B.      _____      I (we) withhold authority to vote for all of the nominees
                   listed above.


2.      Other Matters to Come Before the Meeting

        I (we) grant the Proxies authority to vote in accordance with their best judgment with respect to any other matters that may properly come before the meeting.


        THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE FOREGOING PROPOSAL AND, UNLESS THE VOTE OF THE SHAREHOLDER INDICATES OTHERWISE, THIS PROXY WILL BE SO VOTED.

                                X__________________________

                                X__________________________
                                Please sign this Proxy exactly as name appears at left. In the case of joint tenants, each joint owner must sign. Note: When signing as an attorney, trustee, administrator or guardian, please give your title as such.

                                Date Signed:  ________________

       COMMON STOCK OF SOUTHWEST GEORGIA FINANCIAL CORPORATION

             DIRECTIONS FOR VOTING COMMON STOCK ALLOCATED
              TO A PARTICIPANT'S ACCOUNT PURSUANT TO THE
               SOUTHWEST GEORGIA FINANCIAL CORPORATION
                    EMPLOYEE STOCK OWNERSHIP TRUST

A PROXY IS SOLICITED FROM SOUTHWEST GEORGIA BANK TRUST DEPARTMENT AS TRUSTEE BY THE BOARD OF DIRECTORS FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS.

        The undersigned participant in the Employee Stock Ownership Plan ("ESOP") hereby directs Southwest Georgia Bank Trust Department as Trustee of the Southwest Georgia Financial Corporation Employee Stock Ownership Trust to vote those shares of Common Stock of Southwest Georgia Financial Corporation allocated to the undersigned's account in connection with the Annual Meeting of Shareholders of SOUTHWEST GEORGIA FINANCIAL CORPORATION (the "Company") to be held on April 28, 1998, and any adjournment thereof.

1.      Election of Directors (Please check either A or B)

        A.   _____     I grant authority to vote FOR all nominees for
                       director listed below except as marked to the contrary in the space provided:

                       Cecil W. Alvis; Albert W. Barber; Leo T. Barber, Jr.; John H. Clark; Robert M. Duggan; E. J. McLean, Jr.; Glenn D. Moon; Richard L. Moss; Lee C. Redding;
                       Roy H. Reeves; Jack Short; and Johnny R. Slocumb.

                       Instructions: To withhold authority to vote for any of the individual nominees listed above, write the name(s) of the nominee(s) on the lines provided below.

                       _______________________________________________________

                       _______________________________________________________

        B.   _____     I withhold authority to vote for all of the nominees
                       listed above.

2.      Other Matters to Come Before the Meeting

        I grant the Trustee authority to vote in accordance with their best judgment with respect to any other matters that may properly come before the meeting.

        THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE FOREGOING PROPOSAL AND, UNLESS THE VOTE OF THE SHAREHOLDER INDICATES OTHERWISE, THIS PROXY WILL BE SO VOTED.

                                X_______________________________

                                Please sign this Proxy exactly as name appears at left. Note: When signing as an attorney, trustee, administrator or guardian, please give your title as such.

                                Date Signed:  _____________________